EX-5.B	Page 2 of 2
EXHIBIT 5.B.
NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS
Deutshe Bank AG, London Branch
Debt Syndicate
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attn: Matthew Knights
Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
Attn: Karen Phillip
Nomura International plc
Nomura House
1 St Martin’ s-le-Grand
London EC1A 4NP
Attn: Sophia Rozza
BNP Paribas
10 Harewood Avenue
London NW1 6AA
Att: Carly Palmer
Citigroup Global Markets Limited
Canada Square
25 Canary Wharf
London E14 5LB
Attn: Ronan Murphy
Credit Suisse Securities (Europe) Limited
One Cabot Square
London E14 4QL
Att: Shirley Wright
Goldman Sachs International
River Court
120 Fleet Street
London EC4A 2BB
Attn: Jane Brooks
Mizuho International plc
Bracken House
One Friday Street
London EC4M 9JA
Attn: Julian Kerslake
Morgan Stanley & Co. International Limited
20 Cabot Square
Canary Wharf
London E14 4QA
Attn: Jenifer Hazelwood